Exhibit 99.1

Press Release

Regeneron Reports Fourth Quarter and Full Year 2014 Financial and Operating Results

•
Fourth quarter 2014 EYLEA® (aflibercept) Injection global net sales increased 39% to $815 million (consisting of $518 million in the U.S. and $297 million in rest of world(1) ) versus fourth quarter 2013

•	Full year 2014 EYLEA global net sales increased 48% to $2.78 billion (consisting of $1.74 billion in the U.S. and $1.04 billion in rest of world(1) ) versus full year 2013

•	Fourth quarter 2014 non-GAAP net income(2) increased 27% to $328 million, or $2.79 per diluted share. Full year 2014 non-GAAP net income(2) increased 26% to $1.17 billion, or $10.00 per diluted share.
Tarrytown, New York (February 10, 2015) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the fourth quarter and full year 2014 and provided an update on development programs.

Financial Highlights

($ in millions, except per share data)	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
EYLEA U.S. net product sales	$518	$402	29%	$1,736	$1,409	23%
Total revenues	$802	$610	31%	$2,820	$2,105	34%
Non-GAAP net income	$328	$259	27%	$1,175	$935	26%
Non-GAAP net income per share - diluted	$2.79	$2.24	25%	$10.00	$8.17	22%
GAAP net income	$110	$97	13%	$348	$424	(18%)
GAAP net income per share - diluted	$0.96	$0.86	12%	$3.07	$3.81	(19%)

"In 2015, Regeneron continues on our mission to evolve into a company with multiple, commercially-important therapies for patients," said Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron. "We look forward to another strong year of EYLEA growth, driven by expanded use in diabetic macular edema, as well as the potential regulatory approval and U.S. launch of PRALUENT for hypercholesterolemia. Regeneron also continues to advance our innovative mid-to-late stage pipeline of antibodies for people with serious diseases including rheumatoid arthritis, atopic dermatitis, asthma, chronic pain, and a life-threatening infection."

Business Highlights

EYLEA® (aflibercept) Injection for Intravitreal Injection

•
In the fourth quarter of 2014, net sales of EYLEA in the United States increased 29% to $518 million from $402 million in the fourth quarter of 2013. For the full year 2014, net sales of EYLEA in the United States increased 23% to $1.736 billion from $1.409 billion for the full year 2013. Overall distributor inventory levels remained within the Company's one- to two-week targeted range.

•
Bayer HealthCare commercializes EYLEA outside the United States. In the fourth quarter of 2014, net sales of EYLEA outside of the United States(1) were $297 million, compared to $184 million in the fourth quarter of 2013. In the fourth quarter of 2014, Regeneron recognized $88 million from its share of net profit from EYLEA sales outside the United States (after repayment of $14 million in development expenses), compared to $44 million in the fourth quarter of 2013 (after repayment of $15 million in development expenses). For the full year 2014, net sales of EYLEA outside of the United States(1) were $1.039 billion, compared to $472 million in 2013. For the full year 2014, Regeneron recognized $301 million from its share of net profit from EYLEA sales outside the United States (after repayment of $57 million in development expenses), compared to $102 million in 2013 (after repayment of $58 million in development expenses).

•
In October 2014, the FDA approved EYLEA for the treatment of macular edema following retinal vein occlusion (RVO), which includes macular edema following branch retinal vein occlusion (BRVO) in addition to the previously-approved indication of macular edema following central retinal vein occlusion (CRVO). Bayer HealthCare has also submitted regulatory applications seeking marketing authorization in the European Union and Japan for EYLEA for the treatment of macular edema following BRVO. In January 2015, the European Committee for Medicinal Products for Human Use (CHMP) recommended EYLEA for approval for the treatment of visual impairment due to macular edema secondary to CRVO or BRVO.

•
In October 2014, the Company announced that in the National Institutes of Health (NIH) sponsored, Diabetic Retinopathy Clinical Research Network comparative effectiveness study in patients with diabetic macular edema (DME), EYLEA demonstrated a significantly greater improvement in mean change in best-corrected visual acuity (BCVA) from baseline at 52 weeks compared to both bevacizumab (Avastin®) and ranibizumab injection (Lucentis®), the primary endpoint of the study. The independent, NIH-sponsored study was designed to determine if one of three different anti-VEGF therapies is superior to the others for the treatment of DME.

•	In November 2014, the Japanese Ministry of Health, Labour and Welfare approved EYLEA for DME.

•
In November 2014, the FDA accepted for priority review the supplemental biologics license application (sBLA) for EYLEA for the treatment of diabetic retinopathy in patients with DME, with a target action date of March 30, 2015.

Pipeline Progress
Regeneron has fifteen fully human monoclonal antibodies generated using the Company's VelocImmune® technology in clinical development, including five in collaboration with Sanofi. Highlights from the antibody pipeline include:
PRALUENTTM (alirocumab) is the Company's antibody targeting PCSK9 to lower LDL-cholesterol (LDL-C). In January 2015, the FDA accepted for priority review the BLA for PRALUENT, with a target action date of July 24, 2015. In addition, the European Medicines Agency (EMA) recently accepted for review the Marketing Authorization Application (MAA) for PRALUENT.

In November 2014, the Company and Sanofi reported positive results from six Phase 3 ODYSSEY trials that showed that PRALUENT significantly reduced LDL-C, or "bad" cholesterol. All six trials, ODYSSEY LONG TERM, COMBO I, ALTERNATIVE, OPTIONS I, OPTIONS II, and HIGH FH, met their primary efficacy endpoint of a greater reduction in LDL-C at 24 weeks, versus either active comparator or placebo, which included standard-of-care therapy. Detailed results from these trials were presented as part of a special session on the ODYSSEY program at the American Heart Association (AHA) Scientific Sessions in Chicago, IL. The companies had previously announced in July 2014 that all six studies met their primary efficacy endpoints. Data from ten studies (ODYSSEY LONG TERM, FH I, FH II, HIGH FH, COMBO I, COMBO II, OPTIONS I, OPTIONS II, ALTERNATIVE, and MONO) formed the basis for the Company's initial global regulatory filings.

In January 2015, the Company and Sanofi announced that the ODYSSEY CHOICE I and ODYSSEY CHOICE II studies met their primary efficacy endpoints. The trials compared the reduction from baseline in LDL-C at 24 weeks with PRALUENT versus placebo in patients with hypercholesterolemia. In these monthly dosing trials, the mean percent reduction in LDL-C from baseline was consistent with that seen in previous Phase 3 trials evaluating PRALUENT in every other week dosing.

The Phase 3 ODYSSEY program remains ongoing.

Sarilumab, the Company's antibody targeting IL-6R for rheumatoid arthritis, is currently under investigation in the global Phase 3 SARIL-RA program. The Phase 3 MONARCH study, which will be a head-to-head monotherapy study comparing sarilumab against adalimumab, was recently initiated. The Company and Sanofi plan to present new Phase 3 data in 2015 and submit a BLA in the United States by the end of 2015.

Dupilumab, the Company's antibody that blocks signaling of IL-4 and IL-13, is currently being studied in atopic dermatitis, asthma, chronic sinusitis with nasal polyps, and eosinophilic esophagitis. In October 2014, the LIBERTY AD CHRONOS Phase 3 study of dupilumab in atopic dermatitis was initiated and is currently enrolling patients. In November 2014, the FDA granted Breakthrough Therapy designation to dupilumab for the treatment of adults with moderate-to-severe atopic dermatitis who are not adequately controlled with topical prescription therapy and/or for whom these treatments are not appropriate.

In November 2014, the Company and Sanofi reported positive results from the interim analysis of a dose-ranging Phase 2b of dupilumab in adult patients with uncontrolled moderate-to-severe asthma. Full results of the trial will be presented at an upcoming scientific meeting.

A Phase 2 study of dupilumab in eosinophilic esophagitis was also recently initiated.

Fasinumab, an antibody targeting Nerve Growth Factor (NGF), is expected to re-enter clinical development during 2015.

REGN2222, an antibody targeting the respiratory syncytial virus (RSV), is expected to enter Phase 3 trials in 2015.

REGN2810, an antibody targeting PD-1, entered Phase 1 clinical development for the treatment of cancer in the first quarter of 2015.

Fourth Quarter and Full Year 2014 Financial Results

Product Revenues: Net product sales were $522 million in the fourth quarter and $1.751 billion for the full year 2014, compared to $406 million in the fourth quarter and $1.426 billion for the full year 2013. EYLEA net product sales in the United States were $518 million in the fourth quarter and $1.736 billion for the full year 2014, compared to $402 million in the fourth quarter and $1.409 billion for the full year 2013.

Total Revenues: Total revenues, which include product revenues described above, increased by 31% to $802 million in the fourth quarter of 2014, compared to $610 million in the fourth quarter of 2013. Total revenues also include collaboration revenues of $272 million in the fourth quarter of 2014, compared to $197 million in the fourth quarter of 2013. Full year 2014 total revenues increased by 34% to $2.820 billion, compared to $2.105 billion for the full year 2013, and included collaboration revenues of $1.037 billion for the full year 2014, compared to $650 million for the full year 2013. Collaboration revenues in the fourth quarter and full year 2014 increased primarily due to an increase in the Company's net profit from commercialization of EYLEA outside the United States and higher reimbursement of the Company's development expenses under its antibody collaboration with Sanofi. Collaboration revenue for the full year 2014 and 2013 also included $105 million of sales milestone payments and $70 million of milestone payments from Bayer HealthCare, respectively.

Refer to Table 4 for a summary of collaboration revenue.

Research and Development (R&D) Expenses: In 2014, GAAP R&D expenses were $352 million in the fourth quarter and $1.271 billion for the full year, compared to $268 million in the fourth quarter and $860 million for full year 2013. The higher 2014 R&D expenses in the fourth quarter and full year were principally due to higher development costs primarily related to PRALUENT, dupilumab, sarilumab, and certain other, earlier-stage antibody product candidates, and higher headcount to support the Company's increased R&D activities. In 2014, GAAP R&D expenses also included the Company's 50% share, or $34 million, of the cost of purchasing a FDA priority review voucher. In addition, in 2014, R&D-related non-cash share-based compensation expense was $51 million for the fourth quarter and $184 million for the full year, compared to $34 million in the fourth quarter and $117 million for the full year 2013.

Selling, General, and Administrative (SG&A) Expenses: In 2014, GAAP SG&A expenses were $144 million in the fourth quarter and $505 million for the full year, compared to $82 million in the fourth quarter and $329 million for full year 2013. The increases were primarily due to higher expenses associated with the Branded Prescription Drug Fee, higher headcount and headcount-related costs, higher legal costs primarily in connection with patent enforcement, and higher commercialization-related costs in connection with PRALUENT. In 2014, full year SG&A expenses included a $41 million incremental charge related to the Branded Prescription Drug Fee, which was recorded in the third quarter of 2014, based on final regulations issued by the Internal Revenue Service (IRS) in July 2014. In 2014, SG&A-related non-cash share-based compensation expense was $30 million for the fourth quarter and $120 million for the full year, compared to $21 million in the fourth quarter and $80 million for the full year 2013.

Other Income (Expense): In 2014, GAAP other expense included a $23 million loss on extinguishment of debt in the fourth quarter and $33 million for the full year, related to the conversion of $170 million and $231 million principal amount, respectively, of the $400 million aggregate principal amount of the Company's 1.875% convertible senior notes.

Income Tax Expense: In 2014, GAAP income tax expense was $111 million in the fourth quarter and $428 million for the full year, compared to $101 million in the fourth quarter and $289 million for the full year 2013. In 2014, the effective tax rate was 50.2% for the fourth quarter and 55.1% for full year 2014, compared to 51.1% for the fourth quarter and 40.5% for the full year 2013. The effective tax rate for the full year 2014 was negatively impacted primarily by losses incurred in foreign jurisdictions with rates lower than the federal statutory rate, an increase in income tax expense in connection with uncertain tax positions, and the non-tax deductible Branded Prescription Drug Fee, partly offset by the 2014 federal tax credit for increased research activities. GAAP income tax expense in 2014 and 2013 was principally a non-cash expense, due primarily to the utilization of net operating loss and tax credit carryforwards, and deductions related to employee stock option exercises.

Non-GAAP and GAAP Net Income: The Company reported non-GAAP net income of $328 million, or $3.23 per basic share and $2.79 per diluted share, in the fourth quarter of 2014, compared to non-GAAP net income of $259 million, or $2.62 per basic share and $2.24 per diluted share, in the fourth quarter of 2013. The Company reported non-GAAP net income of $1.175 billion, or $11.68 per basic share and $10.00 per diluted share, for the full year 2014, compared to non-GAAP net income of $935 million, or $9.55 per basic share and $8.17 per diluted share, for the full year 2013.

The Company reported GAAP net income of $110 million, or $1.09 per basic share and $0.96 per diluted share, in the fourth quarter of 2014, compared to GAAP net income of $97 million, or $0.98 per basic share and $0.86 per diluted share, in the fourth quarter of 2013. The Company reported GAAP net income of $348 million, or $3.46 per basic share and $3.07 per diluted share, for the full year 2014, compared to GAAP net income of $424 million, or $4.33 per basic share and $3.81 per diluted share, for the full year 2013.

A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.

2015 Financial Guidance(3)

The Company's full year 2015 financial guidance consists of the following components:

EYLEA U.S. net product sales	25% - 30% growth over 2014
Non-GAAP unreimbursed R&D(2)	$525 million - $575 million
Non-GAAP SG&A(2)	$650 million - $725 million
Cash tax as a % of non-GAAP pre-tax income(2)	10% - 20%
Capital expenditures	$650 million - $800 million

(1)
Regeneron records net product sales of EYLEA in the United States. Outside the United States, EYLEA net product sales comprise sales by Bayer HealthCare LLC in countries other than Japan and sales by Santen Pharmaceutical Co., Ltd. in Japan under a co-promotion agreement with a Japanese subsidiary of Bayer HealthCare LLC. The Company recognizes its share of the profits (including a percentage on sales in Japan) from EYLEA sales outside the United States within "Bayer HealthCare collaboration revenue" in its Statements of Operations.

(2)
This press release uses non-GAAP net income, non-GAAP net income per share, non-GAAP unreimbursed R&D, non-GAAP SG&A, and cash tax as a percentage of non-GAAP pre-tax income, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company believes that the presentation of these non-GAAP measures is useful to investors because they exclude, as applicable: (i) non-cash share-based compensation expense, which fluctuates from period to period based on factors that are not within the Company's control, such as the Company's stock price on the dates share-based grants are issued; (ii) the incremental charge recorded in the third quarter of 2014 related to the issuance of the final IRS regulations that provide guidance on the annual fee imposed by the Patient Protection and Affordable Care Act (the final IRS regulations differed from the temporary regulations issued in 2011 which resulted in the recognition of a catch-up adjustment); (iii) non-cash interest expense related to the Company's convertible senior notes since this is not deemed useful in evaluating the Company's operating performance; (iv) loss on extinguishment of debt, since this non-cash charge is based on factors that are not within the Company's control; and (v) income tax expense for 2013 and 2014, which was principally a non-cash expense, due primarily to the utilization of net operating loss and tax credit carry-forwards and deductions related to employee stock option exercises. Prospectively, the Company continues to expect a significant difference between the Company's effective tax rate and actual cash income taxes paid/payable. Consequently, GAAP income tax expense is not deemed useful in evaluating the Company's operating performance. Non-GAAP unreimbursed R&D represents non-GAAP R&D expenses reduced by R&D expense reimbursements from the Company's collaboration partners. Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's historical GAAP to non-GAAP results is included in Table 3 of this press release.

(3)	The Company's 2015 financial guidance does not assume the completion of any significant business development transactions not completed as of the date of this press release.

Conference Call Information

Regeneron will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2014 financial and operating results on Tuesday, February 10, 2015, at 8:30 AM. To access this call, dial (888) 660-6127 (U.S.) or (973) 890-8355 (International). A link to the webcast may be accessed from the "Events and Presentations" page of Regeneron's website at www.regeneron.com. A replay of the conference call and webcast will be archived on the Company's website and will be available for 30 days.

About Regeneron Pharmaceuticals, Inc.

Regeneron is a leading science-based biopharmaceutical company based in Tarrytown, New York that discovers, invents, develops, manufactures, and commercializes medicines for the treatment of serious medical conditions.  Regeneron commercializes medicines for eye diseases, colorectal cancer, and a rare inflammatory condition, and has product candidates in development in other areas of high unmet medical need, including hypercholesterolemia, oncology, rheumatoid arthritis, asthma, and atopic dermatitis. Several Regeneron programs are based on human genetics findings. For additional information about the Company, please visit www.regeneron.com.

Forward-Looking Statement

This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron"), and actual events or results may differ materially from these forward-looking statements.  Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.  These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron’s late-stage product candidates and new indications for marketed products, including without limitation EYLEA in additional indications in relevant jurisdictions, PRALUENT, sarilumab, dupilumab, fasinumab, and REGN2222; ongoing regulatory obligations and oversight impacting Regeneron’s research and clinical programs and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize Regeneron’s products and product candidates; competing drugs and product candidates that may be superior to Regeneron’s products and product candidates; uncertainty of market acceptance and commercial success of Regeneron’s products and product candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary), such as the comparative effectiveness study in patients with DME discussed in this news release, on the commercial success of Regeneron's products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its sales or other financial projections or guidance and changes to the assumptions underlying those projections or guidance, including without limitation those relating to EYLEA U.S. net product sales, non-GAAP unreimbursed R&D, non-GAAP SG&A, cash tax as a percentage of non-GAAP pre-tax income, and capital expenditures; the potential for any license or collaboration agreement, including Regeneron’s agreements with Sanofi and Bayer HealthCare LLC, to be cancelled or terminated without any further product success; and risks associated with intellectual property of other parties and pending or future litigation relating thereto.  A more complete description of these and other material risks can be found in Regeneron’s filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2013 and its Form 10-Q for the quarterly period ended September 30, 2014.  Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

This press release and/or the financial results attached to this press release include amounts that are considered “non-GAAP financial measures” under SEC rules. As required, Regeneron has provided reconciliations of historical non-GAAP financial measures.

###

Contact Information:

Manisha Narasimhan, Ph.D.	Hala Mirza
Investor Relations	Corporate Communications
914-847-5126	914-847-3422
manisha.narasimhan@regeneron.com	hala.mirza@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,
	2014	2013
Assets:
Cash and marketable securities	$1,360,634	$1,083,875
Accounts receivable - trade, net	739,379	787,071
Accounts receivable from Sanofi and Bayer HealthCare	278,020	167,896
Inventories	128,861	70,354
Deferred tax assets	316,104	276,555
Property, plant, and equipment, net	974,309	526,983
Other assets	74,520	38,279
Total assets	$3,871,827	$2,951,013

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$620,137	$262,226
Deferred revenue	250,301	231,199
Facility lease obligations	312,291	185,197
Convertible senior notes	146,773	320,315
Stockholders' equity	2,542,325	1,952,076
Total liabilities and stockholders' equity	$3,871,827	$2,951,013

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Net product sales	$521,518	$406,088	$1,750,762	$1,425,839
Sanofi collaboration revenue	135,271	110,950	541,299	430,111
Bayer HealthCare collaboration revenue	137,095	85,695	495,555	220,289
Technology licensing and other revenue	8,445	7,679	31,941	28,506
	802,329	610,412	2,819,557	2,104,745
Expenses:
Research and development	351,745	268,140	1,271,353	859,947
Selling, general, and administrative	143,743	82,085	504,755	329,415
Cost of goods sold	37,957	34,491	129,030	118,048
Cost of collaboration manufacturing	21,517	13,623	75,988	37,307
	554,962	398,339	1,981,126	1,344,717

Income from operations	247,367	212,073	838,431	760,028

Other income (expense):
Investment and other income (expense)	2,952	(2,259)	8,157	(231)
Interest expense	(6,350)	(11,661)	(37,372)	(46,437)
Loss on extinguishment of debt	(22,682)	—	(33,469)	—
	(26,080)	(13,920)	(62,684)	(46,668)

Income before income taxes	221,287	198,153	775,747	713,360

Income tax expense	(111,111)	(101,347)	(427,673)	(288,998)

Net income	$110,176	$96,806	$348,074	$424,362

Net income per share - basic	$1.09	$0.98	$3.46	$4.33
Net income per share - diluted	$0.96	$0.86	$3.07	$3.81

Weighted average shares outstanding - basic	101,467	98,862	100,612	97,917
Weighted average shares outstanding - diluted	114,246	112,557	113,413	111,290

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
GAAP net income	$110,176	$96,806	$348,074	$424,362
Adjustments:
R&D: Non-cash share-based compensation expense	51,180	33,779	184,347	116,520
SG&A: Non-cash share-based compensation expense	29,531	20,722	120,203	79,966
SG&A: Branded Prescription Drug Fee incremental charge	—	—	40,600	—
COGS: Non-cash share-based compensation expense	744	681	2,688	1,913
Interest expense: Non-cash interest related to convertible senior notes	2,375	5,841	17,821	22,980
Other expense: Loss on extinguishment of debt	22,682	—	33,469	—
Income tax expense	111,111	101,347	427,673	288,998
Non-GAAP net income	$327,799	$259,176	$1,174,875	$934,739

Non-GAAP net income per share - basic	$3.23	$2.62	$11.68	$9.55
Non-GAAP net income per share - diluted (a)	$2.79	$2.24	$10.00	$8.17

Shares used in calculating:
Non-GAAP net income per share - basic	101,467	98,862	100,612	97,917
Non-GAAP net income per share - diluted (b)	117,825	116,740	117,966	115,343

(a)
For diluted non-GAAP net income per share calculations, excludes $0.6 million and $1.8 million, respectively, of interest expense for the three-month periods ended December 31, 2014 and 2013, and $5.0 million and $7.2 million, respectively, of interest expense for the years ended December 31, 2014 and 2013, related to the contractual coupon interest rate on the Company's 1.875% convertible senior notes, since these securities were dilutive.

(b)	Weighted average shares outstanding includes the dilutive effect, if any, of employee stock options, restricted stock awards, convertible senior notes, and warrants.

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION REVENUE (Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Sanofi collaboration revenue:
Regeneron's share of losses in connection with commercialization of ZALTRAP®	—	$(8,229)	$(4,715)	$(30,810)
Regeneron's share of losses in connection with commercialization of antibodies	$(24,253)	—	(41,378)	—
Reimbursement of Regeneron research and development expenses	143,664	111,831	552,567	459,128
Reimbursement of Regeneron commercialization-related expenses	12,417	1,868	19,480	1,868
Up-front payments to Sanofi for acquisition of rights related to two antibodies	—	—	—	(20,000)
Other	3,443	5,480	15,345	19,925
Total Sanofi collaboration revenue	135,271	110,950	541,299	430,111

Bayer HealthCare collaboration revenue:
Regeneron's net profit in connection with commercialization of EYLEA outside the United States	88,011	44,308	301,302	101,494
Sales and development milestones	30,000	25,000	105,000	70,000
Cost-sharing of Regeneron development expenses	(1,661)	6,963	26,231	20,905
Other	20,745	9,424	63,022	27,890
Total Bayer HealthCare collaboration revenue	137,095	85,695	495,555	220,289

Total collaboration revenue	$272,366	$196,645	$1,036,854	$650,400